UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2022

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Merritt 7 Corporate Park
Norwalk, Connecticut 06851

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 28, 2022, the Company entered into a financing agreement with Alterna Capital Solutions, LLC (“ACS”), for a line of credit to replace its existing credit facility with Rosenthal & Rosenthal, Inc. The ACS line of credit is for a term of 3 years and provides for borrowings of up to $13,000. Borrowings are based upon eligible accounts receivable and inventory. Inventory collateral is set to a maximum of 100% of eligible accounts receivable. An over advance rider is in place which provides for up to $400 of additional borrowing beyond those amounts.

Borrowings under the ACS financing agreement bear interest of prime plus 4.75% but not less than 8.0% on receivables. Borrowings based on inventory bear an interest of prime plus 5.25% but not less than 8.5%. The additional over advance rider bears a rate of prime plus 12.75%, but not less than 16.00%. Additionally, the line of credit is subject to monthly monitoring fee of $1 with a minimum usage requirement on the credit facility. A loan balance of less than $1,500 will bear interest at a rate in line with account receivables advances plus the monthly monitoring fee of $1.

The Company incurred $503 of direct costs of the transaction, consisting primarily of broker, bank and legal fees. These costs have been capitalized and are being amortized over the 3-year life of the ACS agreement.

The line of credit is secured by eligible accounts receive and inventory of the Company.

The transaction closed on March 31, 2022, upon payoff in full by ACS of the credit facility with Rosenthal & Rosenthal, Inc.

The description of the ACS line of credit contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal period ending December 31, 2021. The Annual Report is expected to be filed on or about April 14, 2022.

*dollar amounts are in thousands

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 are incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: April 1, 2022	By:	/s/ Thomas J. Spisak
Thomas J. Spisak
Chief Financial Officer